Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$504,891	$484,551	$1,462,880	$1,412,096
Management fee revenue - administrative services	14,471	14,910	43,985	44,494
Administrative services reimbursement revenue	162,410	147,710	473,133	451,229
Service agreement revenue	6,067	6,310	18,048	19,418
Total operating revenue	687,839	653,481	1,998,046	1,927,237

Operating expenses
Cost of operations - policy issuance and renewal services	430,326	409,546	1,268,650	1,202,903
Cost of operations - administrative services	162,410	147,710	473,133	451,229
Total operating expenses	592,736	557,256	1,741,783	1,654,132
Operating income	95,103	96,225	256,263	273,105

Investment income
Net investment income	18,858	10,645	49,605	20,353
Net realized investment gains	1,610	5,915	5,183	1,635
Net impairment recoveries (losses) recognized in earnings	130	(122)	216	(3,192)
Total investment income	20,598	16,438	55,004	18,796

Interest expense, net	1,034	3	3,082	8
Other expense	541	964	1,608	1,588
Income before income taxes	114,126	111,696	306,577	290,305
Income tax expense	23,903	22,480	63,759	59,786
Net income	$90,223	$89,216	$242,818	$230,519

Net income per share
Class A common stock – basic	$1.94	$1.92	$5.21	$4.95
Class A common stock – diluted	$1.72	$1.71	$4.64	$4.41
Class B common stock – basic and diluted	$291	$287	$782	$742

Weighted average shares outstanding – Basic
Class A common stock	46,189,035	46,189,030	46,188,729	46,188,544
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,305,245	52,310,429	52,307,859	52,312,588
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.035	$0.965	$3.105	$2.895
Class B common stock	$155.25	$144.75	$465.75	$434.25

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$235,996	$161,240
Available-for-sale securities	30,627	17,697
Equity securities	10	19
Receivables from Erie Insurance Exchange and affiliates, net	503,413	494,637
Prepaid expenses and other current assets	55,003	52,561
Accrued investment income	6,104	6,146
Total current assets	831,153	732,300

Available-for-sale securities, net	906,877	910,539
Equity securities	86,270	94,071
Fixed assets, net	277,939	265,341
Agent loans, net	59,462	62,449
Deferred income taxes, net	17,153	12,341
Other assets	57,704	40,081
Total assets	$2,236,558	$2,117,122

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$280,540	$262,338
Agent bonuses	88,556	110,158
Accounts payable and accrued liabilities	148,282	150,706
Dividends payable	48,200	48,200
Contract liability	35,853	36,917
Deferred executive compensation	10,757	17,319
Current portion of long-term borrowings	2,075	2,031
Total current liabilities	614,263	627,669

Defined benefit pension plans	192,808	164,346
Long-term borrowings	92,273	93,833
Contract liability	18,098	18,878
Deferred executive compensation	14,477	14,904
Other long-term liabilities	17,783	9,444
Total liabilities	949,702	929,074

Shareholders’ equity	1,286,856	1,188,048
Total liabilities and shareholders’ equity	$2,236,558	$2,117,122
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